OMB APPROVAL
                                      OMB Number.  3235-0145
                                      Expires: Oct. 31, 1994
                                      Estimated average burden
                                      Hours per response..14.90


                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                               SCHEDULE 13G


                 Under the Securities Exchange Act of 1934
                            (Amendment No. 7)*

                   Advanced Medical Products Inc.
                             (Name of Issuer)

                   Common Stock, $0.01 par value
                      (Title of Class of Securities)

                             00753W 20 7
                              (CUSIP Number)


Check the following line if a fee is being paid with this statement    .
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed an amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                             Page 1 of 6 pages




 CUSIP No.   00753W 20 7                13G            Page 2 of 6 pages


 1.  Name of Reporting Person
     S.S. or I.R.S.  Identification No. of Above Person

          Mr. James Herbert Brown

 2.  Check the appropriate line if a member of a group*
          (a)
          (b)    X

 3.  SEC Use Only



 4.  Citizenship or Place of Organization

          United States of America

    Number Of  5.   Sole Voting Power

     Shares              147,816.75

  Beneficially 6.   Shared Voting Power

    Owned By             14,242

      Each     7.   Sole Dispositive Power

   Reporting             147,816.75

     Person    8.   Shared Dispositive Power

     With                2,342

 9.  Aggregate Amount Beneficially Owned by Each Reporting Person

          162,058.75

 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares*



 11. Percent of Class Represented by Amount in Row 9

          6.0%

 12. Type of Reporting Person*

          IN



                                                  Page 3 of 6 Pages


Item 1.

          (a)  Name of Issuer:

                    Advanced Medical Products Inc.

          (b)  Address of Issuer's Principal Executive Offices:

                    111 Research Drive
                    Columbia, South Carolina  29203


Item 2.

          (a)  Name:

                    Mr. James Herbert Brown

          (b)  Address of Principal Business Office:

                    111 Research Drive
                    Columbia, South Carolina  29203

          (c)  Citizenship

                    United States of America

          (d)  Title of Class of Securities:

                    Common Stock, par value $.01 per share

          (e)  CUSIP Number:

                    00753W 20 7


Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person is a:

               Not Applicable


Item 4.   Ownership

          (a)  Amount Beneficially Owned as of December 31, 1995:

                    162,058.75 Shares





                                                  Page 4 of 6 Pages


          (b)  Percent of Class:

                    6.0%

          (c)  (i)  Sole Power to Vote or to Direct to Vote:

                    147,816.75 Shares

              (ii)  Shared Power to Vote or to Direct the Vote:

                    14,242 Shares

             (iii)  Sole Power to Dispose or to Direct the Disposition of:

                    147,816.75 Shares

              (iv)  Shared Power to Dispose or to Direct the Disposition of:

                    14,242 Shares

          The above shares do not include options for 75,000 shares, the vesting and exercise formula and schedule of which are set forth in the Issuer's Amended and Restated Stock Option Plan.


Item 5.   Ownership of Five Percent or Less or a Class.

               Not Applicable


Item 6:   Ownership of More than Five Percent on Behalf of Another Person.

               Mr. Brown holders proxies to vote 14,242 shares, which are owned by immediate family members. The foregoing 14,242 shares are included in the responses to items 4(c)(ii) and 4(c)(iv).


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not Applicable


Item 8.   Identification and Classification of Members of the Group.

               Not Applicable





                                                  Page 5 of 6 Pages


Item 9.   Notice of Dissolution of Group.

               Not Applicable


Item 10.  Certification.

               Not Applicable












































                                                  Page 6 of 6 Pages


                                 SIGNATURE

          After reasonable inquiry and to the best of knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.




  /s/JAMES HERBERT BROWN                       February 14, 1996
  JAMES HERBERT BROWN

                                            OMB APPROVAL
                                      OMB Number.  3235-0145
                                      Expires: Oct. 31, 1994
                                      Estimated average burden
                                      hours per response..14.90


                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                               SCHEDULE 13G


                 Under the Securities Exchange Act of 1934
                            (Amendment No. 7)*

                   Advanced Medical Products Inc.
                             (Name of Issuer)

                   Common Stock, $0.01 par value
                      (Title of Class of Securities)

                             00753W 20 7
                              (CUSIP Number)


Check the following line if a fee is being paid with this statement    .
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed an amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                             Page 1 of 6 pages




 CUSIP No.   00753W 20 7                13G            Page 2 of 6 pages


 1.  Name of Reporting Person
     S.S. or I.R.S.  Identification No. of Above Person

          Mr. Clarence P. Groff

 2.  Check the appropriate line if a member of a group*
          (a)
          (b)    X

 3.  SEC Use Only



 4.  Citizenship or Place of Organization

          United States of America

    Number Of  5.   Sole Voting Power

     Shares              984,366.75

  Beneficially 6.   Shared Voting Power

    Owned By

      Each     7.   Sole Dispositive Power

   Reporting             619,666.75

     Person    8.   Shared Dispositive Power

     With                None

 9.  Aggregate Amount Beneficially Owned by Each Reporting Person

          984,366.75

 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares*



 11. Percent of Class Represented by Amount in Row 9

          36.6%

 12. Type of Reporting Person*

          IN


                                                  Page 3 of 6 Pages


Item 1.

          (a)  Name of Issuer:

                    Advanced Medical Products Inc.

          (b)  Address of Issuer's Principal Executive Offices:

                    111 Research Drive
                    Columbia, South Carolina  29203


Item 2.

          (a)  Name:

                    Mr. Clarence P. Groff

          (b)  Address of Principal Business Office:

                    231 N. Woodlake Drive
                    Columbia, South Carolina  29223

          (c)  Citizenship

                    United States of America

          (d)  Title of Class of Securities:

                    Common Stock, par value $.01 per share

          (e)  CUSIP Number:

                    00753W 20 7


Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person is a:

               Not Applicable


Item 4.   Ownership

          (a)  Amount Beneficially Owned as of December 31, 1995:

                    984,366.75 Shares





                                                  Page 4 of 6 Pages


          (b)  Percent of Class:

                    36.6%

          (c)  (i)  Sole Power to Vote or to Direct to Vote:

                    984,366.75 Shares

              (ii)  Shared Power to Vote or to Direct the Vote:



             (iii)  Sole Power to Dispose or to Direct the Disposition of:

                    619,666.75 Shares

              (iv)  Shared Power to Dispose or to Direct the Disposition of:

                    None

          The above shares do not include options for 150,000 shares, the vesting and exercise formula and schedule of which are set forth in the Issuer's Amended and Restated Stock Option Plan.


Item 5.   Ownership of Five Percent or Less or a Class.

               Not Applicable


Item 6:   Ownership of More than Five Percent on Behalf of Another Person.

               Item 4(c)(i) includes 364,700 shares which are subject to a Voting Trust Agreement pursuant to which Mr. Groff has the power to vote such shares. Dr. Steven Berkowitz, a citizen of the United States of America whose residence address is 22 Malke Drive, Wayside, New Jersey 07712, has the right to receive dividends from, and proceeds from the sale of, 264,200 of such shares, or approximately 9.95% of the class. Six employees of the Issuer have the right to receive dividends from, and proceeds from the sale of, an aggregate of 100,500 additional such shares. Deborah Riente, the Secretary of the Issuer, has the right to receive dividends from, and the proceeds of, the sale of 10,424 additional such shares.







                                                  Page 5 of 6 Pages


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not Applicable


Item 8.   Identification and Classification of Members of the Group.

               Not Applicable


Item 9.   Notice of Dissolution of Group.

               Not Applicable


Item 10.  Certification.

               Not Applicable
































                                                  Page 6 of 6 Pages


                                 SIGNATURE

          After reasonable inquiry and to the best of knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.




 /s/CLARENCE P. GROFF                          February 14, 1996
  CLARENCE P. GROFF

                                            OMB APPROVAL
                                      OMB Number.  3235-0145
                                      Expires: Oct. 31, 1994
                                      Estimated average burden
                                      hours per response..14.90


                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                               SCHEDULE 13G


                 Under the Securities Exchange Act of 1934
                            (Amendment No. 7)*

                   Advanced Medical Products Inc.
                             (Name of Issuer)

                   Common Stock, $0.01 par value
                      (Title of Class of Securities)

                             00753W 20 7
                              (CUSIP Number)


Check the following line if a fee is being paid with this statement    .
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed an amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                             Page 1 of 6 pages





 CUSIP No.   00753W 20 7                13G            Page 2 of 6 pages


 1.  Name of Reporting Person
     S.S. or I.R.S.  Identification No. of Above Person

          Mr. George L. Down

 2.  Check the appropriate line if a member of a group*
          (a)
          (b)    X

 3.  SEC Use Only



 4.  Citizenship or Place of Organization

          United States of America

    Number Of  5.   Sole Voting Power

     Shares              162,214.75

  Beneficially 6.   Shared Voting Power

    Owned By             34,552

      Each     7.   Sole Dispositive Power

   Reporting             162,214.75

     Person    8.   Shared Dispositive Power

     With                14,976

 9.  Aggregate Amount Beneficially Owned by Each Reporting Person

          196,766.75

 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares*



 11. Percent of Class Represented by Amount in Row 9

          7.32%

 12. Type of Reporting Person*

          IN


                                                       Page 3 of 6 Pages


Item 1.

          (a)  Name of Issuer:

                    Advanced Medical Products Inc.

          (b)  Address of Issuer's Principal Executive Offices:

                    111 Research Drive
                    Columbia, South Carolina  29203


Item 2.

          (a)  Name:

                    Mr. George L. Down

          (b)  Address of Principal Business Office:

                    111 Research Drive
                    Columbia, South Carolina  29203

          (c)  Citizenship

                    United States of America

          (d)  Title of Class of Securities:

                    Common Stock, par value $.01 per share

          (e)  CUSIP Number:

                    00753W 20 7


Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person is a:

               Not Applicable


Item 4.   Ownership

          (a)  Amount Beneficially Owned as of December 31, 1995:

                    196,766.75 Shares





                                                  Page 4 of 6 Pages


          (b)  Percent of Class:

                    7.32%

          (c)  (i)  Sole Power to Vote or to Direct to Vote:

                         162,214.75 Shares

              (ii)  Shared Power to Vote or to Direct the Vote:

                         34,552 Shares

             (iii)  Sole Power to Dispose or to Direct the Disposition of:

                         162,214.75 Shares

              (iv)  Shared Power to Dispose or to Direct the Disposition of:

                         14,976 Shares


Item 5.   Ownership of Five Percent or Less or a Class.

               Not Applicable


Item 6:   Ownership of More than Five Percent on Behalf of Another Person.

               Mr. Down holds a Power of Attorney to vote 14,976 shares owned by an immediate family member. The foregoing shares are included in the responses to Items 4(c)(ii) and 4(c)(iv). Mr. Down also holds proxies to vote another 19,576 shares owned by immediate family members. The foregoing shares are included in the responses to Items 4(c)(ii).


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not Applicable


Item 8.   Identification and Classification of Members of the Group.

               Not Applicable






                                                  Page 5 of 6 Pages


Item 9.   Notice of Dissolution of Group.

               Not Applicable


Item 10.  Certification.

               Not Applicable












































                                                  Page 6 of 6 Pages


                                 SIGNATURE

          After reasonable inquiry and to the best of knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.




 /s/GEORGE L. DOWN                             February 14, 1996
    GEORGE L. DOWN